                                 EXHIBIT 10.50





                             PARTNERSHIP  AGREEMENT


                                    between


                   PYRAMID TECHNOLOGY CORPORATION PTY LIMITED
                                ACN 003 262 566



                                      and


                         PYRAMID TECHNOLOGY CORPORATION


                                      and


                    FUJITSU DATA CENTRE SYSTEMS PTY LIMITED
                                ACN 064 889 505



                                      and


                           FUJITSU AUSTRALIA LIMITED
                                ACN 001 011 427




                                BAKER & McKENZIE
                                   Solicitors

AMP Centre                                 Rialto
50 Bridge Street                           525 Collins Street
SYDNEY NSW 2000                            MELBOURNE VIC 3000

Tel:  (02) 225-0200                        Tel:  (03)  617-4200
Fax:  (02) 223-7711                        Fax:  (03)  614-2103

                                     INDEX

Clause                                                                   Page
- - ------                                                                   ----
1.     Interpretation                                                     1
2.     Formation of Partnership                                           5
3.     Management Committee                                               7
4.     Operation of the Partnership                                      10
5.     Business Plans                                                    13
6.     Accounting Procedure, Records of Accounts,
         Rights of Inspection and Audit                                  14
7.     Operation of Joint Account                                        15
8.     Charges and Credits                                               17
9.     Contributions                                                     20
10.    Sourcing of Product and Services                                  20
11.    Profit Distribution                                               22
12.    Insurance                                                         24
13.    Term and Termination                                              24
14.    Consequences of Termination                                       26
15.    Dispute Resolution                                                31
16.    Arbitration                                                       32
17.    Indemnities                                                       32
18.    Confidentiality                                                   33
19.    Force Majeure                                                     34
20.    Assignment and Encumbrances                                       35
21.    Governing Law, Jurisdiction and Service of Process                35
22.    Notices                                                           35
23.    Guarantee and Indemnity                                           36
24.    Miscellaneous                                                     40

Execution                                                                42

Schedule A - FPL Contribution                                            44
Schedule B - PTA Contribution                                            45
Schedule C - Matters for Unanimous Consent                               46
Schedule D - Channel Harmony Agreement                                   49

                              PARTNERSHIP AGREEMENT

THIS AGREEMENT is made on the 10th day of June 1994
BETWEEN
PYRAMID TECHNOLOGY CORPORATION PTY LIMITED  ACN  003  262  566  of
173 Pacific Highway, North Sydney, NSW ("PTA")
AND
PYRAMID TECHNOLOGY CORPORATION of 3868 North First Street, San Jose, California 95134-1782, United States of America ("PTC");
AND
FUJITSU DATA CENTRE SYSTEMS PTY LIMITED ACN 064 889 505 of 475 Victoria Avenue, Chatswood, NSW ("FPL").
AND
FUJITSU AUSTRALIA LIMITED ACN 001 O11 427 of 475 Victoria Avenue, Chatswood, NSW ("FAL")

RECITALS:

A. PTA and FAL each participate in the market for the supply of computer systems, systems software and related services.

B. PTA and FPL, a wholly owned subsidiary of FAL, have agreed, at the request of PTC and FAL, to form a partnership to service the Australasian market for high end open computer systems on the terms and conditions set out in this Agreement.

C. In consideration of PTA and FPL entering into this Agreement, PTC and FAL have agreed to enter into this Agreement for the purpose, inter alia, of guaranteeing the performance by their respective subsidiaries of the obligations contained in this Agreement.

OPERATIVE PROVISIONS

1.       Interpretation

1.1 The following words have these meanings in this Agreement unless the contrary intention appears:

         "Australian GAAP" means Australian generally accepted accounting procedures;

         "Authority" includes any government, whether federal, state, territorial or local and any minister, office, delegate, instrumentality or other organ of government, whether statutory or otherwise;

         "Business Day" means any day on which a bank authorised under the Banking Act, 1959 (Cth) to carry on banking business in Australia is open for business in Sydney;

                 "Business Plan" means a business plan and budget to be prepared in accordance with the requirements of clause 5, for submission to and approval or amendment by the Management Committee in accordance with this Agreement;

                 "Channel Harmony Agreement" means the document attached as Schedule D to this Agreement;

                 "Commencement Date" means July 2, 1994;

                 "Exempt Contract Revenue" means with respect to any contract between PTA and a customer forming part of Partnership Assets, any receivable earned under any such contract by PTA before the Commencement Date;

                 "Existing Contracts" means those contracts between PTA and its customers as further identified in Schedule A (including, without limitation, the Existing Hardware Maintenance Contracts);

                 "Existing Hardware Maintenance Contracts" means the hardware maintenance contracts between PTA and customers as further identified in Schedule A. For the purposes of this definition, any such contract shall be deemed to exist only for the current term of the contract or until the equipment to which it relates is upgraded (in which case it will be deemed to terminate in respect of that equipment);

                 "Fiscal Year" means April 1 to March 31;

                 "FPL Capital Account" means the capital account of FPL as re-flected on the Partnership balance sheet prepared in accordance with Australian GAAP, representing:

                 (a) any contribution of capital contributed to the Partnership by FPL;

                 (b) plus FPL's allocable share of any profit or minus FPL's allocable share of any loss of the Partnership; and

                 (c)      minus any distribution of Partnership assets to FPL.

                 "FPL Loan" means the loan from FPL to the Partnership pursuant to clause 7.3;

                 "Hardware Maintenance Sub-Contract" means the hardware maintenance contract between FAL and PTA dated
                 December 31, 1993;

                 "Interest Rate" means, in relation to a period, the rate offered by National Australia Bank for that period as its National Base Rate as published in daily newspapers in Sydney;

                 "Joint Account" means a separate bank account maintained by the Partnership for the deposit of all Partnership monies;

                 "Management Committee" means the management committee formed under Clause 3;

                 "Management" means the Managing Director supported by the management and staff employed by the Partnership from time to time and who initially comprise those persons employed pursuant to clause 4.2;

                 "Partners" means PTA and FPL and their respective permitted successors and assigns;

                 "Partnership" means the partnership between the Partners formed under this Agreement for the purpose of achieving the Partnership Objective;

                 "Partnership Accounts" means the set of accounts maintained by the Partnership in accordance with Australian GAAP to record all Partnership:

                 (a)      income;

                 (b)      costs, expenses, assets and liabilities;

                 (c) loan accounts between the Partners and the Partnership; and

                 (d)      capital accounts of the Partners.

                 "Partnership Assets" means all property whether real or personal which is owned, leased, held, developed, constructed or acquired for the Partnership by or on behalf of the Partners including, without limitation, any new contracts with customers entered into by the Partnership.

                 "Partnership Objective" means the sale, support and service of high end open computer systems and related services to the Australasian data centre market;

                 "PTA Capital Account" means the capital account between PTA and the Partnership, representing:

                 (a) PTA's contribution to the Partnership of those assets identified in Schedule B;

                 (b)      the Existing Hardware Maintenance Contracts;

                 (c) any further contribution of capital contributed to the Partnership by PTA;

                 (d) plus PTA's allocable share of any profit or minus PTA's allocable share of loss of the Partnership; and

                 (e)      minus any distribution of Partnership assets to PTA.

                 "Representative" means a representative of a Partner on the Management Committee appointed in accordance with Clause 3;

                 "Share" means the undivided beneficial interest of a Partner in the Partnership Assets, which interest is as set forth in Clause 2.3, but as further subject to the terms and conditions to this Agreement;

                 "Surplus" means the revenue of the Partnership less the expenses of the Partnership as determined under Australian GAAP.

1.2      In this Agreement unless the contrary intention appears:

         (a)     words importing the singular include the plural and vice versa;

         (b)     words importing a gender include every gender;

         (c) references to any document (including this Agreement) include references to that document as amended, consolidated, supplemented, novated or replaced;

         (d) references to an agreement include any undertaking, representation, deed, agreement or legally enforceable order, arrangement or understanding whether written or not;

         (e) references to this Agreement are references to this Agreement and any annexures and schedules;

         (f) references to paragraphs, clauses, recitals, schedules and annexures are references to paragraphs and clauses of, and recitals, schedules and annexures to this Agreement;

         (g) headings are for convenience only and must be ignored in construing this Agreement;

         (h) references to any person or any Party include references to their or its respective successors, permitted assigns or substitutes, executors and administrators;

         (i) references to law include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, proclamation, subordinate legislation, by-law, judgment, rule of court, practice direction, rule of common law, rule of equity, rule of any applicable stock exchange, guideline, code, order, approval and standard
                 (including Australian Standard published by the Standards Association of Australia);

         (j) references to any law are references to that law as amended, consolidated, supplemented or replaced and includes references to regulations and other instruments under it;

         (k) references to a judgment include references to any order, injunction, decree, determination or award of any court or tribunal;

         (l) references to proceeding include any litigation, arbitration, injunction, investigation, prosecution and summons;

         (m) references to a person include references to an individual, company, body corporate, association, partnership, joint venture, trust and Governmental Agency;

         (n) references to deliver include cause to be delivered and references to sell include procure the sale of;

         (o)     references to time are references to Sydney time;

         (p) a warranty, representation, covenant, liability, obligation or agreement given or entered into by more than one person binds them jointly and severally;

         (q) if a period of time is specified and dates from, after or before a given day or the day of an act or event, it is to be calculated exclusive of that day;

         (r) if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next following Business Day; and

         (s) all references to "dollars" or "$" shall be references to Australian currency.

2.      FORMATION OF PARTNERSHIP

2.1 PTA and FPL agree to associate themselves as a partnership, on and with effect from the Commencement Date, for the purposes of:

         (a)     implementing the Partnership Objective; and

         (b) carrying out such other activities as are contemplated by this Agreement or as they may from time to time agree.

2.2      The trading name of the Partnership will be:

                         "PYRAMID DATA CENTRE SYSTEMS"

         and it will, whenever and wherever reasonably possible, be referred to as:

                         "a joint venture of Fujitsu and Pyramid Technology".

2.3 The Partnership Assets will be owned by the Partners as tenants in common and, subject to this Agreement, in proportion to their respective Shares, and each Partner agrees to make available and to dedicate to the Partnership exclusively for the purposes thereof its Share of the Partnership Assets.

         As at the commencement of the Partnership, the respective Shares of the Partners are as follows:

                         FPL - 51%
                         PTA - 49%

2.4 Each Partner waives its right to bring an action for partition or division of the Partnership Assets or any of them, and for that purpose, agrees that it will not seek, or be entitled to, partition or division of the Partnership Assets or any of them, whether by way of physical partition, judicial sale or otherwise.

2.5 Without in any way limiting the generality of clause 2.4, in the event of a deadlock in the Management Committee or any other failure by the Partners to reach agreement with respect to any matter relevant to the Partnership or the Partnership Assets, neither party will resort to any action at law or in equity to terminate this Agreement or to partition, divide, sell or otherwise deal with the Partnership Assets or any of them, except in accordance with clauses 13, 14 and 15.

2.6 Each Partner covenants and agrees with the other Partner to act in good faith towards the other Partner, and each Partner undertakes without limiting the generality of the foregoing:

         (a) to be just and faithful in all activities and dealings with the other Partner;

         (b) to attend diligently to the conduct of all activities in relation to the Partnership; and

         (c) to account forthwith for all moneys, cheques and negotiable instruments received by it for and on behalf of the other Partner.

3.       MANAGEMENT COMMITTEE

3.1 The Partners agree to form and operate a Management Committee in accordance with the requirements of this clause 3.

3.2 Subject to clause 3.3, the Management Committee will consist of a maximum of 4 Representatives with each Partner entitled to appoint 2 Representatives.

3.3 FPL is entitled to appoint a third representative to the Management Committee. FPL may exercise such right by notice in writing to PTA and the Secretary of the Management Committee and such appointment will take effect upon the giving of such notice. In the event that FPL exercises such right, the Management Committee will then consist of 5 Representatives.

3.4 Each Partner may appoint to the Management Committee alternates for each Representative appointed by it. An alternate may exercise all the powers of the relevant Representative to the extent that such Representative has not exercised them.

3.5 A Partner may remove any Representative or alternate appointed by it, and appoint another in his or her place.

3.6 Any appointment or removal of a Representative or alternate under clause 3.4 or 3.5 will be made by notice by the appointor to the other Partner and the Secretary of the Management Committee and will take effect upon the giving of the notice to the other Partner.

3.7 The business and affairs of the Partnership will be under the control and direction of the Management Committee. Except as otherwise expressly provided in this Agreement, the Partners expressly acknowledge and agree that the Management Committee will decide all matters in relation to the business and affairs of the Partnership in accordance with this clause 3 including:

         (a)     the adoption of accounting procedures for the Partnership;

         (b)     the delegation of matters to the Management;

         (c) the giving of directions to, and the setting of spending limits and other control mechanisms for the Partnership;

         (d)     the approval and amendment of all Business Plans;

         (e) the provision of further cash funding or other financial support to the Partnership by the Partners.

         All decisions of the Management Committee which are made in accordance with the terms of this Agreement will be binding on the Partners.

3.8 Each Representative or alternate appointed by a Partner may vote at meetings of the Management Committee. The Representatives or alternates attending a Management Committee meeting on behalf of a Partner shall be entitled, collectively if more than one of such Representatives or alternates are in attendance, to cast on behalf of that Partner that number of votes which is equal to the number of Representatives appointed by that Partner.

3.9 Except for decisions in respect of those matters listed in Schedule C (which must be decided by unanimous vote), all decisions of the Management Committee will be decided by majority vote.

3.10 The quorum for a meeting of the Management Committee will be one Representative or alternate appointed by PTA and one Representative or alternate appointed by FPL provided that if at 2 proposed consecutive meetings of the Management Committee to be held at intervals of not less than 7 days a quorum as aforesaid is not present, any Partner may, within 7 days after the passing of the date for the second proposed meeting, by notice to the other Partner, propose the passing of any resolution which might, having regard to the business described in the notice thereof, have been properly proposed at both proposed meetings. Each of PTA and FPL may within 14 days of the giving of the notice by notice to the Secretary to the Management Committee and to the other of them, vote for or against each of the resolutions proposed. If either PTA or FPL fail to vote in respect of any such resolution, it will be deemed, on the day immediately following the expiration of that 14 day period, to have voted in favour thereof. Any votes given or deemed to have been given by PTA or FPL as aforesaid will be deemed to be votes of their respective Representatives and will take effect as a decision taken at a duly convened meeting of the Management Committee.

3.11 At least 14 days notice in writing of any meeting of the Management Committee will be given to each Representative and alternate at his address nominated in writing from time to time to the Secretary of the Management Committee and to each Partner provided that notice of any meeting may be dispensed with if at least one Representative or alternative appointed by PTA and at least one Representative or alternative appointed by FPL so agree. Such notice may be given at any time by a Partner or any Representative or by the Secretary of the Management Committee at the request of a Partner or a Representative. Wherever possible each notice of a meeting of the Management Committee will describe the business to be conducted at the meeting. Business not described in a notice of meeting will not be dealt with at the meeting unless the business is of a routine or administrative nature and the Management Committee unanimously so decides. Failure of a notice to describe any item of business will not invalidate a meeting and neither such failure nor any failure of the Management Committee to decide as aforesaid will invalidate any decisions in regard to any business unanimously taken at the meeting.

3.12 The Management Committee meetings will be held in Sydney on a quarterly basis (unless the Partners otherwise agree).

3.13 All expenditure and costs incurred by the Partners in relation to attendance of the Representatives or alternates appointed by the Partners at meetings of the Management Committee, will be reimbursed to the Partners from the Joint Account.

3.14 The Partners acknowledge and agree that the Managing Director or an alternate nominated by the Managing Director will be entitled to be present (but not be entitled to vote) at meetings of the Management Committee unless the Partners or either of them request that such managing director or his alternate not be present. Other employees of the Partnership or other persons may with the consent of both Partners be asked to attend at Management Committee meetings as invitees, but shall not be entitled to vote on any resolution.

3.15 The Partners agree to appoint Mr. Nori Karasuda to act as chairman of meetings of the Management Committee for the first year of this Agreement. At the commencement of the second and each subsequent year of this Agreement, a new chairman shall be elected by the Management Committee and the Partners agree that they will alternate the election of chairman between PTA appointees and FPL appointees. The chairman will not, in case of an equality of votes, have a second or casting vote.

3.16 The Management Committee will appoint a secretary who will keep minutes of each meeting and records of other resolutions made by the Partners. The secretary need not be a Representative or alternate. A copy of the minutes will be given to each Representative and to each Partner as soon as practicable but not later than 14 days after each meeting.

3.17 The minutes of the Management Committee will be subject to approval as follows:

         (a) if any Partner does not approve of any matter contained in the minutes it may within 14 days after receipt thereof given notice to the other

                 Partner stating that the minutes are not approved and giving full particulars as to the reasons why;

         (b) if no notice is given pursuant to clause 3.17(a) or if the Partners by notice to each other state that they approve the minutes, the minutes would be deemed to have been approved and will, subject to clause 3.17(c), be signed by the chairman of the Management Committee at the next meeting after the expiration of the said period of 14 days and when so signed will be conclusive evidence of the proceedings and decisions of the meeting to which they relate; and

         (c) the Management Committee may, whether or not a notice has been given pursuant to clause 3.17(a), agree upon any amendment to the minutes prior to the time the same are signed by the chairman. Any such agreement will be evidenced by the signatures of at least one Representative or alternate appointed by each of the Partners on a copy of the minutes amended as agreed.

3.18. Meetings of the Management Committee may, in addition to taking place where the Representatives or alternates are physically present in the same place, take place by telephone link-up or by other audio or audio-visual telecommunication link- up.

3.19 Resolutions of the Management Committee may also be passed by written resolution. A resolution in writing signed by all of the Representatives, or their respective alternate in substitution, shall be as effectual as if it had been passed by a meeting of the Management Committee duly convened. Any such resolution may consist of several documents in the same form each signed by one or more of the Representatives, or their respective alternates. The effective date of such resolution shall be the date upon which the document or any of its counter-parts was last signed.

4.      OPERATION OF THE PARTNERSHIP

4.1 Day to day management of the Partnership is hereby delegated by the Partners to the Management Committee on behalf of each Partner in accordance with this Agreement.

4.2 The parties agree to appoint Mr David Hall to act as the initial "Managing Director" of the Partnership. The Managing Director will, with the approval of the Management Committee, select persons for the following senior management roles:

         *       Director of Sales
         *       Director of Finance
         *       Director of Marketing and System Services

         and the persons selected will be employed in those capacities by the Partnership.

         In addition to the above senior management, the Partners agree that the Partnership will offer employment to the staff of PTA nominated by PTA and in addition will offer employment to FAL staff, as nominated by FPL with the approval of the Managing Director. The costs of all such persons employed by the Partnership will be charged to the Joint Account in accordance with the provisions of clause 8.2.

4.3 Without restricting the generality of clause 4.1, the Partnership will through the Management, but subject to the control and direction of the Management Committee pursuant to the requirements of this
         Agreement:

         (a) implement the Partnership Objective and the approved Business Plans and enter into any necessary agreements in relation to such implementation and the sale of product and services on behalf of the Partnership;

         (b) maintain, operate and protect the Partnership Assets and any other property and assets of a Partner in the Partnership's possession;

         (c)     supervise and control such contractors as it may engage;

         (d) prepare and file reports or returns required by law or by any Authority;

         (e) disburse funds from the Joint Account to operate the Partnership including the payment of taxes (other than income tax of a Partner) payable in connection with the Partnership or the Partnership Assets;

         (f) obtain, renew and maintain any necessary permits, licences and approvals in relation to the Partnership;

         (g) enter into any other contracts or agreements relating to the operation of the Partnership as may be required by the Management Committee;

         (h) do all acts, matters or things as may be reasonably required by the Management Committee;

         (i) do all acts, matters or things as may be necessary or advisable for the efficient and economic operation of the Partnership.

4.4 The Partnership, if necessary, but subject to clause 10 and to approval by the Management Committee, may engage contractors to perform services for the Partnership.

4.5 Subject to the discretions conferred upon Management by this Agreement, Management will act at all times in accordance with the control and direction of the Management Committee.

4.6 The Partnership will not use any letterhead, logo or like material in the carrying out of its activities and responsibilities under this Agreement unless the form of such letterhead, logo or like material is first approved by the Management Committee.

4.7 The Management Committee will delegate all such decision making authority to the Managing Director as is sufficient to allow him to operate the Partnership day-to-day in an efficient, effective and profitable manner consistent with the Business Plan and other directives and policies of the Managing Committee. These delegations shall be made with a view toward maximum empowerment and flexibility for the Managing Director to run a competitive and successful business keeping in mind the interests and objectives of the Partners.

4.8 To assist the Managing Director in accomplishing his business charter, the Management Committee shall annually nominate one of its members (the "Delegate") to be a point-of-contact, to provide a consultative and review function on behalf of the Management Committee and to carry out such control and direction functions of the Management Committee as are determined by the Management Committee between the quarterly Management Committee meetings. The Partners agree that the first person to be nominated to fill this Delegate role on behalf of the Management Committee will be Mr Nori Karasuda of FAL.

4.9 The Managing Director will refer all issues to the Delegate which he believes require decision but which exceed his specific delegated authority. The Managing Director may from time-to-time, when he requires it, consult with the Delegate on other issues related to the Partnership's operations or matters of particular sensitivity. The Managing Director will also provide a monthly written report to the Partners covering financial and business performance of the Partnership. This monthly report will be reviewed in person by the Managing Director with the Delegate.

4.10 The relationship between the Delegate and the Managing Director is not intended to foreclose any other communications the managing Director may wish to initiate with staff, executives, or Management Committee members representing either of the Partners when he deems such communication necessary or desirable to facilitate the business of the Partnership. Nothing herein contained is intended to prevent or restrict the Managing Director from discussing with the Management Committee (either individually or as a group) any matter in relation to the Partnership including any matter already discussed with the Delegate.

4.11 FAL will appoint a senior official to oversee the operation of the procedures in the Channel Harmony Agreement which have been adopted by FAL and PTA as part of this Agreement. The first nominee to perform this role will be Mr Nori Karasuda.

4.12 If, during the twelve month period immediately following the Commencement Date, PTA believes that the Delegate arrangement referred to in this clause 4 is not working satisfactorily, it may request a review of the arrangement at a Management Committee meeting. FPL will then consider in good faith any modifications that are proposed by PTA to these arrangements including the transfer or sharing of some or all of the Delegate's responsibilities during the twelve month period between the first and second anniversaries of the Commencement Date.

5.     BUSINESS PLANS

5.1 The Management Committee and Management will consult to establish budgeting, forecasting, cost control and reporting procedures in accordance with acceptable practices in the computing industry and any accounting procedure adopted by the Management Committee. In the event of any conflicting requirements, the Management Committee will determine which requirements will prevail. The Management will be directed to prepare Business Plans in accordance with this clause 5, which shall include financial targets as well as product and marketing strategies and objectives. Management shall be instructed to liaise with PTA and FAL concerning the preparation and content of the draft Business Plans, prior to their submission to the Management Committee as a final draft.

5.2 Management will be instructed to furnish to the Management Committee, within 30 days after the Commencement Date, a recommended Business Plan to apply for the initial Fiscal Year and thereafter will furnish a copy of its proposed Business Plan for each Fiscal Year 30 days prior to the commencement of that Fiscal Year. The Management Committee will endeavour to reach a decision on a submitted Business Plan not later than 21 days after its submission.

5.3 The Management Committee may approve any Business Plan with or without amendment, in whole or in part and may at any time after such approval resolve to revise any such Business Plan.

5.4 Management will be instructed to carry out its duties in accordance with the Business Plans approved by the Management Committee, as revised from time to time by the Management Committee.


5.5 Each Business Plan submitted pursuant to this clause 5 will contain a statement of the work proposed to be undertaken during the period to which it relates and will contain sufficient detail regarding marketing plans, strategies and tactics, to enable the Management Committee to give proper consideration to it. A Representative or alternate may, at or prior to a meeting of the Management Committee, direct Management to provide such additional information as that Representative or alternate reasonably requires for the purpose of considering the proposed Business Plan.

5.6 Each Business plan submitted pursuant to this clause 5 will be divided into months.

5.7 The approval of a Business Plan will constitute sufficient direction to the Management to undertake the activities and incur the expenditure contemplated by such Business Plan, until that direction is revoked by the Management Committee and notified to the Management.

5.8 If the Management Committee does not approve any Business Plan prior to the period to which the Business Plan relates, then during the period to which such Business Plan relates and until a Business Plan for such a period is approved by the Management Committee, the Management will be directed to undertake such activities and incur such expenditures as are in the bona fide opinion of Management reasonably necessary for the continued proper operation of the Partnership and where practicable in accordance with the previously approved Business Plan.

6.               ACCOUNTING PROCEDURE, RECORDS OF ACCOUNTS, RIGHTS OF
                 INSPECTION AND AUDIT

6.1 Management will be directed to prepare and maintain the Partnership Accounts on behalf of the Partners. All financial records and accounts will be prepared and maintained pursuant to and in accordance with the accounting procedures adopted by the Management Committee pursuant to clause 3.7(a) and generally accepted accounting standards applied in the computing industry in Australia.

6.2 The Management will keep or cause to be kept in accordance with the provisions of this Agreement, comprehensive true and accurate records and accounts of the Partnership.

6.3 The Management will be responsible for any accounting records required by law to be kept by the Partnership and shall cause a certified audit to be conducted annually by a qualified auditor. The Management will prepare and lodge any partnership tax return required by law to be prepared and lodged by the Partnership, provided that each Partner will separately be responsible for its own accounting records required by law or to support its income tax returns or any other accounting reports required by an Authority in regard to its Share. To enable each Partner to record such data in its own books, the Partnership will provide each Partner with such accounting data as may be required by it for any regulatory procedures to which the Partner may be subjected, provided such data is available from the records and accounts required to be kept by the Partnership in accordance with the terms of this Agreement.

6.4 An unaudited statement of the financial results of the Partnership for the preceding period will be prepared by the Partnership within 5 Business Days after the end of each month.

6.5 Each Partner may appoint an independent qualified representative to, on reasonable notice, inspect and or audit the accounts and records maintained by the Management in relation to the Partnership and the Partnership will co-operate fully in any such inspection or audit.

7.               OPERATION OF JOINT ACCOUNT

7.1 Subject to this Agreement, all costs, liabilities and expenses incurred in relation to the Partnership will be contributed and borne by the Partners and all income received will be earned by the Partners in proportion to their respective Shares at the date the same was incurred or received. The Partnership will record and account for all such transactions in the Partnership Accounts in accordance with the provisions of this Agreement.

7.2 The Management shall procure that the Partnership shall establish a separate bank account in the name of the Partnership, to be known as the Joint Account, into which all contributions to and income of the Partnership shall be paid.

7.3 FPL agrees that upon the Commencement Date it shall loan to the Partnership $1,400,000. This loan shall accrue interest in accordance with paragraph 7.4 and shall be repaid upon termination of the Partnership, in accordance with the provisions of clause 14.

7.4 Interest shall accrue at the Interest Rate, per annum, on the outstanding month end balance of the capital accounts of the Partners and of the loan accounts between the Partners and the Partnership, unless otherwise agreed. For the purpose of calculating the interest, the capital accounts of Partners shall not include profits accrued but not available for distribution.

7.5 When the Management Committee determines that a further contribution to the Partnership is required, the Partners shall contribute the proportion of the required amount equal to their respective Share, such contribution to be made in the manner as shall be designated by the Management Committee.

7.6 The Management Committee will from time to time consult with the Partners and use its best endeavours to manage the receipt and disbursement of funds and the distribution of Surplus to the Partners as directed by the Management Committee, so as to minimise as far as is possible holding surplus funds at any time.

7.7 If at any time there is likely to be a deficiency of available funds in the Joint Account, or through other available facilities, to finance the operations of the Partnership in accordance with the then approved Business Plan, Management shall so notify the Management Committee and will provide to it:

                 (a) the estimated amounts of receipts and expenditure during the then current quarter;

                 (b) the estimated amounts of expenditure required to be made by the Partnership during the then current quarter and the following 2 months.

                 When preparing such a statement regard will be had to:

                 (i)              the cash flow schedule in the approved
                                  Business Plan; and

                 (ii) the estimated cash on hand and available through the Partnership's bank facility at the beginning of the ensuing month.

7.8 Each Partner will pay to the Partnership the amount required to be paid at the times for payment as directed by resolution of the Management Committee pursuant to clause 3.7. Each such payment made by a Partner will be credited to the Joint Account to be held by the Partnership for and on behalf of such Partner for the purpose of being expended in accordance with the provisions of this Agreement. Failure by either party to make a payment when due pursuant to this clause shall be a material default under this Agreement for the purposes of clause 13.2(a).

8.               CHARGES AND CREDITS

8.1 The Partnership Account will be charged in accordance with clause 8.2 and the Partnership Account will be credited in accordance with clause 8.3.

8.2 The Partnership Account will be charged all costs incurred in relation to the Partnership, including:

                 (a)      Salaries and Wages

                          salaries and wages of employees of the Partnership;


                 (b)      Holiday, Vacation, Sickness and  Disability Benefits

                          (i) the cost of holiday, vacation, sickness and disability benefits, holiday pay, annual leave and loading, long service leave, travel time, redundancy allowances and other allowances for the time paid but not worked applicable to employees whose salaries and wages are chargeable under section 8.2(a) above provided that such costs and allowances do not exceed amounts which are standard for such items in the computing industry; and

                          (ii) costs under this section 8.2(b) will be charged on an accrual basis, or on a percentage basis on the amount of salaries and wages chargeable under section 8.2(a). If the percentage basis is used, the rate will be adjusted periodically to accord with amounts actually paid or accrued;

                 (c)      Government Assessments and Obligations

                          expenditure or contributions made pursuant to assessments or obligations imposed by a Government Authority which are applicable to the Partnership's cost of salaries and wages chargeable under clause 8.2(a) and clause 8.2(b);

                 (d)      Employee Expenses and Travellina Allowances

                          reasonable personal expenses and travelling allowances for the purposes of the Partnership of employees of the Partnership;

                 (e)      Employees' Benefit Plans

                          (i)     the Partnership's cost of plans for
                                  employees' group life insurance, medical coverage, superannuation, and other benefit plans of like nature applicable to the Partnership's labour costs chargeable under clause 8.2(a) and clause 8.2(b);

                          (ii) costs chargeable under this section 8.2(e) may be charged on an accrual basis or on a percentage basis on the amount of salaries and wages chargeable under section 8.2(a). If the percentage basis is used, the rate will be adjusted periodically to accord with the amounts actually paid or accrued;

                 (f)      Personnel on Secondment

                          any reimbursable expenses paid by the Partnership in accordance with clause 10.2 or 10.3 for personnel of PTA or FAL's who are seconded to the Partnership from time to time to perform specific services for the Partnership;

                 (g)      Products, Supplies and Equipment

                          the cost of the products, equipment and supplies purchased by the Partnership;

                 (h)      Transportation

                          the cost of transportation of employees and material necessary for the Partnership;

                 (i)      Services and Facilities

                          the actual cost to the Partnership of sub-contracting and consulting services, utility charges and any expenditures for the use of materials and equipment;

                 (j)      Premises

                          the accrued cost to the Partnership for the lease of its premises and any other leases entered into by the Partnership as authorized by the Management Committee;

                 (k)      Legal Expenses

                          all costs and expenses incurred in obtaining legal advice or in handling, investigating and settling litigation or claims or prosecutions arising by reason of the operation of the Partnership or necessary to protect or recover the Partnership Assets, including but not limited to legal fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims or prosecutions;

                 (l)      Insurance

                          net premiums paid for any insurance required to be taken out on behalf of the Partners, including in respect of any insurance required to be taken out pursuant to a contractual commitment undertaken for the benefit of the Partnership, such as the lease of the premises referred to in 8.2(j). Premiums on additional insurance required by only one of the Partners will be separately charged to that Partner;

                 (m)      Taxes, Duties, Rental And Fees

                          (i) all fees, duties, rentals and taxes of any kind or nature (except royalties and taxes relating to the income of a Partner) assessed, imposed or levied by any Authority upon, in connection with or in relation to the Partnership Assets or the Partnership; and

                          (ii)    all tax payable pursuant to the
                                  Fringe Benefits Tax Assessment Act
                                  1986 (Cth) in respect of benefits
                                  relating to the employment of
                                  employees whose salaries are
                                  chargeable to the Joint Account
                                  either directly or indirectly
                                  pursuant to clause 8.2(a).

                 (n)      Other Expenditures

                          (i)     any expenditure or costs, other than
                                  the expenditures dealt with in the
                                  foregoing provisions of this clause 8.2, necessarily incurred in connection with the operation of the Partnership; and

                          (ii) all expenditure and costs incurred by Partners in relation to the administration of the Partnership including costs associated with the attendance of the Representatives or their alternates appointed by the Partners at the meetings of the Management Committee.

8.3 The Joint Account will be credited with all income received by the Partnership, including:

         (a) all revenues from product sales, software and hardware support services and professional services and other revenue generating activities performed by or on behalf of the Partnership;

         (b) proceeds from any insurance claims from insurance the cost of which has been charged to the Joint Account;

         (c) receipts from the use of items of Partnership Assets for any purpose; and

         (d)     proceeds from the sale of any item of Partnership Assets.

9.               CONTRIBUTIONS

9.1 All costs, liabilities and expenses incurred in relation to the Partnership will be contributed and borne by the Partners in proportion to their respective Shares as at the date the same are incurred, and will be paid in accordance with this Agreement.

9.2 On the Commencement Date, or as soon as practicable thereafter, PTA will contribute to the Partnership the assets identified in Schedule B.

9.3 PTA's obligations under clause 9.2 are subject to obtaining all such consents, approvals and permits as may be required in order to transfer the assets identified in Schedule B.

9.4 Notwithstanding clause 9.3, if PTA is prevented, for any reason, from contributing to the Partnership the assets identified in Schedule B, it will nevertheless contribute to the Partnership assets which have an aggregate book value at least equal to $1,345,000.

10.              SOURCING OF PRODUCT AND SERVICES

10.1 Except as provided in clause 10.8, or as otherwise agreed by the Management Committee, all products and services required by customers of the Partnership will be provided by the Partnership. Products will be sourced from PTA and FAL to the extent possible and the cost of such product will be charged to the Joint Account in accordance with clause 8.

10.2 PTA will sell Pyramid Product to the Partnership at a price calculated in accordance with the same formula used by PTC to sell that same Pyramid Product at the same time to its other wholly owned overseas subsidiaries. The terms and conditions governing the sale of Pyramid Product to the Partnership shall be agreed between PTA and the Partners before any Pyramid Product is supplied to the Partnership. For the purpose of this clause, "Pyramid Product" will mean any product appearing on PTC's then current US price list which is exported by PTC.

10.3 FAL will sell FAL Product to the Partnership at a price calculated in accordance with the same formula used by the FAL Product Group to sell that same product at that same time to the FAL sales Organisation. This transfer price may be augmented by an uplift to reflect the cost of sales support services required by the Partnership for the sale of FAL Products as provided for in the Channel Harmony Agreement.
                 The uplift will be removed when the Partnership has developed the capacity to sell these products directly without sales support from FAL. The terms and conditions governing the sale of FAL Product to the Partnership shall be agreed betweeN FAL and the Partners before any FAL Product is supplied to the Partnership. For the purpose of this clause, "FAL Product" will mean all product supplied by the FAL Product Group to the FAL sales Organisation which FAL is authorised to supply to third parties, such as the Partnership, for on-supply, and where such authority has been given to FAL and is subject to FAL's compliance with specified conditions, then those products shall only be regarded as FAL Products if the Partnership agrees to comply with those conditions.

10.4 PTC and the FAL Product Group each reserve the right to modify at any time their transfer pricing formulae for sale of product to PTA and the Partnership respectively as product changes, cost structure changes and marketplace dynamics warrant. To the extent that the managing Director believes that any price change affects the Partnership's business outlook, he will report to the Management Committee so that the Management Committee may review the potential impact on the financial plans and expectations for the business performance of the Partnership.

10.5 The Partnership will pay all invoices submitted by PTA and FAL for the products referred to in clauses 10.2 and 10.3 within 30 days of the invoice date.

10.6 PTA agrees to use its best endeavours to provide any expert assistance from PTA or PTC, required by the Partnership, subject to availability of persons and subject further to prior agreement with the Management

                 Committee on cost reimbursement. Provided however that PTA shall only be entitled to an agreed cost reimbursement if the claim for such reimbursement is rendered to the Management within 60 days of the cost being incurred.

10.7 FPL agrees to use its best endeavours to provide any expert assistance from FPL, FAL or from Fujitsu Limited, subject to availability of persons and subject further to prior agreement with the Management Committee on cost reimbursement. Provided however that FPL shall only be entitled to an agreed cost reimbursement if the claim for such reimbursement is rendered to the Management within 60 days of the cost being incurred.

10.8 All hardware maintenance support services required by customers of the Partnership will be sub-contracted to FAL, unless otherwise determined by the Management Committee. FAL's services shall be provided to the Partnership on the terms and conditions of the Hardware Maintenance Sub-Contract and the cost of those services shall be charged to the Joint Account pursuant to clause 8.2(i).

10.9 Subject to their existing arrangements, PTC and PTA agree that neither they nor any of their related bodies corporate will supply Pyramid Product (as defined in clause 10.2) to any entity based within Australasia other than the Partnership PROVIDED THAT it is acknowledged by FPL and FAL that PTC has previously granted, and may in future grant, rights to third parties based outside Australia which entitle those third parties to sell Pyramid Products worldwide (including in Australia and New Zealand). In addition, PTC and PTA agree that if any third party supplies Pyramid Products in Australasia, neither PTC, PTA nor any of their related bodies corporate will provide any sales or support assistance in Australasia to those third parties or their customers.

10.10 The Partners agree that they, and the Partnership, will act in accordance with the terms of the Channel Harmony Agreement.

11.              PROFIT DISTRIBUTION

11.1 The Partners agree that any Surplus declared in the Partnership Accounts shall, unless otherwise unanimously agreed by the Management Committee, be available for distribution as follows:

                 (a) In the first twelve months immediately following the Commencement Date:

                          (i) any Surplus up to a cumulative amount of $2,000,000 will be payable to PTA, or as it directs;

                          (ii) any Surplus above the amount of $2,000,000 but less than $4,000,000 will be payable to FPL, or as it
                                           directs;

                          (iii) any Surplus above $4,000,000 will be payable to the Partners in proportion to their respective Shares in the relevant twelve month period.

                 (b) In the twelve month period between the first and second anniversaries of the Commencement Date:

                          (i) any Surplus up to cumulative amount of $3,000,000 will be payable to PTA, or as it directs;

                          (ii) any Surplus above the amount of $3,000,000 but less than $6,000,000 will be payable to FPL, or as it
                                           directs;

                          (iii) any Surplus above $6,000,000 will be payable to the Partners in proportion to their respective Shares in the relevant twelve month period.

                 (c) As from the second anniversary of the Commencement Date, all Surplus shall be distributed to the Partners in proportion to their respective Shares at the end of the Fiscal Year.

11.2 The Partners acknowledge and agree that the Exempt Contract Revenue is not revenue to which the Partnership is entitled and does not form part of the Partnership Assets. The Exempt Contract Revenue is solely the property of PTA.

11.3 The Partners agree that notwithstanding clause 11.1, all fees paid by the customers in respect of the Existing Hardware Maintenance Contracts shall be distributed on the following basis and in the following order of preference:

                 (a) reimbursement of expenses incurred by the Partnership in connection with the Existing Hardware Maintenance Contracts;

                 (b) payment to FAL of the fees payable to FAL under the Hardware Maintenance Sub-Contract;

                 (c)      payment to PTA of the following:

                          (i)              in the first twelve months
                                           immediately following the
                                           Commencement Date - 100% of the
                                           remaining fees;

                          (ii) in the twelve month period between the first and second anniversaries of the Commencement Date - 80% of the remaining fees;

                 (d) all other fees earned in respect of the Existing Hardware Maintenance Contracts (being 20% of the remaining fees in the period referred to in clause 11.3(c)(ii) and all of the remaining fees after the expiration of that period) will be treated as revenue of the Partnership.

12.              INSURANCE

                 The Management Committee shall effect and maintain on behalf of the Partnership such insurances as are determined by it to be appropriate. All insurances effected for the Partnership will incorporate a provision that an insurer has no right of subrogation against any Partner and the Partners will be named to the extent of their respective shares on each policy of insurance.

13.              TERM AND TERMINATION

13.1 Subject to clause 13.4, the Partnership shall have an initial term of 3 years which will be renewed automatically for further terms of three years each, unless a Partner gives notice to the other Partner within 90 days prior to the end of a term of its desire to terminate this Agreement on the expiration of the term.

13.2 Notwithstanding clause 13.1, but subject to clauses 13.4 and 15, this Agreement may be terminated upon the occurrence of any of the following events:

                 (a) if a Partner fails to remedy a material default under this Agreement within 30 days after written notice from the other Partner requiring it to do so, or fails within that 30 day period to request the other Partner to attempt to resolve the dispute in accordance with clause 15, the non-defaulting party may elect by 90 days written notice to the other Partner to terminate this Agreement;

                 (b) if an order is made or a resolution is passed for winding-up or dissolving without winding up or if liquidator or administrator or a receiver or receiver and manager is appointed to either FPL, FAL or its parent company, Fujitsu Limited, on the one hand or PTA or PTC, the other party shall be entitled to terminate the Partnership by delivering written notice to the other Partner of its intention to do so;

                 (c) there is a failure by the Management Committee to agree within 60 days on a substantive matter requiring unanimous approval, either party may elect by 90 days written notice to the other Partner to terminate this Agreement;

                 (d) if the Partnership makes a loss in 4 out of any 6 consecutive quarters, either party may terminate the Partnership by notice in writing to the other party;

                 (e) if there is a change in the ownership of, or of a controlling interest in PTA or PTC, or in FPL, or its parent corporation, then the other party may terminate the Partnership by notice in writing to the other party;

                 (f)      by agreement in writing between the parties.

13.3 In the event that the Partnership realises, in 3 consecutive financial quarters, financial results which are less than 75% of those contained in the approved Business Plan Forecast and PTA believes that such failure has occurred directly or indirectly as a result of any act or omission by or on behalf of FPL, FAL or any of its related bodies corporate (including, without limitation, competitive conduct by FAL or any related body corporate of FAL), an arbitrator shall be appointed pursuant to clause 16 to determine within 14 days of the date of such appointment whether PTA has reasonable grounds for that belief, and if he rules that it has, then PTA shall be entitled by written notice to FPL to immediately terminate this Agreement.

13.4 Any Partner who receives a notice of termination pursuant to clause 13.1, 13.2(c) or 13.2(d) ("the Recipient") will be entitled to request an arbitrator (appointed in accordance with clause 16) to determine if the Partner who issued such notice ("the Issuer") did so substantially for the purpose of damaging the interests of the Recipient or any of its related bodies corporate. The arbitrator will be instructed to make such determination within 14 days of the date of the arbitrator's appointment and each party's rights upon termination will be suspended until such time as the arbitrator makes such determination. If the Recipient is unable to demonstrate to the arbitrator's reasonable satisfaction that the issuer issued its notice of termination substantially for the purpose of damaging the interests of the Recipient or any of its related bodies corporate, the termination will be treated as a valid termination of this Agreement and the terms of clause 14.4,
                 14.5 or 14.6 (as the case may be) will apply. If the Recipient is able to demonstrate to the reasonable satisfaction of the arbitrator that the Issuer issued its notice of termination substantially for the purpose of damaging the interests of the Recipient or any of its related bodies corporate, the Issuer's termination will be deemed to be null and void and the Recipient will be entitled, at any time within 14 days following the arbitrator's determination, to treat the Issuer as being in default and to terminate this Agreement immediately by written notice to the Issuer.

14.              CONSEOUENCES OF TERMINATION

14.1 Upon termination of this Agreement, all rights and obligations conferred or imposed on the Partners by this Agreement will be cancelled and this Agreement thereafter will have no further force or effect except as to the following:

                 (a) the parties shall do all things necessary to procure the payment of monies owed by the Partnership to third parties;

                 (b) the parties shall do all things necessary to procure determination of final Partnership Accounts, which accounts shall be prepared in accordance with Australian GAAP;

                 (c) the parties shall do all things necessary to procure the distribution of Partnership Assets pursuant to this clause 14;

                 (d) the parties shall obtain the Final Valuation referred to in clause 14.7; and

                 (e) the rights and obligations under clause 13, clause 17 and this clause 14.

14.2 Upon termination of this Agreement for any cause, PTA shall be solely entitled:

                 (a) to offer employment to the employees of the Partnership and both FPL and FAL agree that they will not, except with PTA's consent, offer employment to or solicit any offer of employment from any employee of the Partnership;

                 (b) to apply to the lessor of the premises occupied by the Partnership to have novated to it the lease of the premises; and

                 (c) to use the name "Pyramid Data Centre Systems'' and all names reasonably approximating the same.

14.3 If this Agreement terminates because either party exercises its right under clause 13.1 to not renew this Agreement or if this Agreement is terminated by either party pursuant to clauses 13.2 (c), (d), (e) or (f), then the Partnership Assets shall be distributed not in accordance with the respective Partners' Shares at the date of termination, but in accordance with the following priority order of distribution:

                 (a) repayment in accordance with clause 14.1(a) of all monies owed by the Partnership to third parties;

                 (b) repayment to the Partners (or any of their related bodies corporate) of all monies loaned to the Partnership by those Partners or any of their related bodies corporate (other than the FPL Loan);

                 (c) distribution or repayment (as the case may be), in equal priority, of the FPL Loan, FPL's Capital Account balance and PTA's Capital Account balance (with both Capital Account balances being calculated as per the Partnership balance sheet prepared in accordance with Australian GAAP as at the date of termination). Such distribution or repayment will be made to the extent of any remaining Partnership Assets (if any, after the distributions required by clause 14.3(a) and (b) but subject to clause 14.3(d)) and per the Partnership balance sheet prepared in accordance with Australian GAAP as at the date of termination. To the extent that the remaining Partnership Assets calculated as per the Partnership balance sheet prepared in accordance with Australian GAAP as at the date of termination are less than the sum of the FPL Loan, the FPL Capital Account balance and the PTA Capital Account balance, then the remaining Assets will be distributed to the Partners in proportion to the respective balances of the FPL Loan, the FPL Capital Account and the PTA Capital Account as at the date of termination;

                 (d) the intangible Partnership Assets (whether or not recorded in the Partnership balance sheet prepared in accordance with Australian GAAP) will not be distributed to either Partner under clause 14.3(a),
                          (b) or (c). Instead, PTA will be entitled to purchase, and FPL will be obliged to sell, FPL's Share of the intangible Partnership Assets (including, without limitation, Existing Contracts and customer contracts) at such price as may be agreed between the parties or, failing agreement, at the price calculated in accordance with clause 14.4.

14.4 If the parties are unable to agree upon the price referred to in clause 14.3(d) within 14 days of the date of termination of this Agreement, the parties agree that the price payable by PTA to FPL will be calculated in accordance with the following principles:

                 (a) the value of the intangible Partnership Assets will be calculated in accordance with the formula contained in clause 14.7;

                 (b) FPL's share of the value of the intangible Partnership Assets will be determined as at the date of termination on the assumption that its share grows in a linear fashion from 0% on the Commencement Date to 51% on the second anniversary of the Commencement Date; and

                 (c) the price referred to in clause 14.3(d) will be FPL's share (as determined in accordance with clause 14.4(b)) of the value of the intangible Partnership Assets (as determined in accordance with clause 14.4(a)).

14.5             If PTA terminates this Agreement pursuant to clauses 13.2
                 (a), 13.2 (b), 13.3 or 13.4 the Partnership Assets will be distributed in accordance with clause 14.3 except that:

                 (a) an arbitrator will be appointed and instructed to determine, having regard to the conduct of FPL or any entities related to FPL, the extent to which the purchase price for FPL's Share of the intangible Partnership Assets (determined in accordance with clause 14.4) should be discounted; and

                 (b) to assist the arbitrator in making the determination referred to in sub-paragraph (a) above, the parties agree that the arbitrator should take the following factors into account:

                          (i) it is the intention of the parties that the arbitrator must determine a discount on the purchase price and which will reduce the purchase price payable by PTA;

                          (ii) because the Partnership is intended to replace the operations of PTA and will eliminate PTA's direct distribution capacity in Australia, PTA will be seriously damaged by FPL's breach;

                                  (iii)           the damage suffered by PTA
                                                  because of the failure of the
                                                  Partnership to generate
                                                  anticipated revenues up to
                                                  the date of termination of
                                                  this Agreement to the extent
                                                  that such failure resulted
                                                  from any act or omission by
                                                  or on behalf of FPL, FAL or
                                                  any of their related bodies
                                                  corporate which triggered
                                                  termination of this
                                                  Agreement;

                                  (iv)            PTA's failure to receive
                                                  further revenue which it
                                                  could reasonably have
                                                  expected the Partnership to
                                                  generate during the term of
                                                  this Agreement;

                                  (v)             loss of momentum in the
                                                  market;

                                  (vi)            loss of the opportunity for
                                                  PTA to sell products or
                                                  services to the Partnership;
                                                  and

                                  (vii)           losses, expenses and
                                                  inconvenience incurred by PTA
                                                  in re-establishing its
                                                  operations in Australia.

14.6 If FPL terminates this Agreement pursuant to clauses 13.2(a), 13.2(b) or 13.4, the Partnership Assets will be distributed in accordance with clause 14.3 except that:

                 (a) an arbitrator will be appointed and instructed to determine, having regard to PTA's conduct, the premium which PTA must pay to FPL in order to purchase its Share of the intangible Partnership Assets (as calculated in accordance with clause 14.4);

                 (b) to assist the arbitrator in making the determination referred to in sub-paragraph above, the parties agree that the arbitrator should take the following matters into account:

                                  (i)             it is the intention of the
                                                  parties that the arbitrator
                                                  must determine a premium on
                                                  the purchase price which will
                                                  increase the purchase price
                                                  payable by PTA;

                                  (ii)            the damage suffered by FPL
                                                  because of the failure of the
                                                  Partnership to generate
                                                  anticipated revenues up to
                                                  the date of termination of
                                                  this Agreement to the extent
                                                  that such failure resulted
                                                  from an act or omission by or
                                                  on behalf of PTA, PTC or any
                                                  of their related bodies
                                                  corporate which triggered
                                                  termination of this
                                                  Agreement;

                                  (iii)           FPL's failure to receive
                                                  further revenue which it
                                                  could reasonably have
                                                  expected the Partnership to
                                                  generate during the term of
                                                  this Agreement; and

                                  (iv)            loss of the opportunity for
                                                  FPL to sell products or
                                                  services to the Partnership.

14.7 The Partners agree that the Partnership will obtain, within 30 days of the Commencement Date, an independent valuation of the Partnership as at the Commencement Date (the "Initial Valuation"). The Partners also agree that, using the same valuation criteria as the Initial Valuation, the Partnership will obtain an independent valuation of the Partnership as soon as reasonably practicable following termination of this Agreement (the "Final Valuation"). The valuations referred to in this clause will be obtained from a valuer mutually agreeable to both Partners and, failing such agreement, by a valuer selected by an arbitrator appointed in accordance with clause 16. The Partners agree that there is no transfer to the Partnership of any goodwill referable to the Australasian operations of PTA and that any value in the trading name of the Partnership inures to the benefit of PTC, the owner of the Pyramid trade mark. In calculating the value of the intangible Partnership Assets for the purpose of clause 14.4, the parties agree that the following formula will apply:

                 A        =       (X - Y) + Z

                 Where:

                 A        =       the value of the intangible Partnership
                                  Assets as of the date of termination

                 X        =       Final Valuation (and after deducting the
                                  amounts referred to in clause 14.3(c))

                 Y        =       either zero or Initial Valuation (and after
                                  deducting the amounts referred to in clause
                                  14.3(c)), whichever is the greater

                 Z        =       all profits allocable to PTA as of the second
                                  anniversary of the Commencement Date pursuant to clauses 11.1(a)(i) and 11.1(b)(i) less all profits allocable to FPL as of the second anniversary of the Commencement Date pursuant to clauses 11.1(a)(ii) and 11.1(b)(ii)

                 PROVIDED THAT, in applying the formula, addition of the profits referred to as "Z" above will not be made unless and until the difference between the Final Valuation and the Initial Valuation exceeds $5,000,000.

15.              DISPUTE RESOLUTION

15.1             The Partners agree that in the event of:

                 (a) deadlock of the Management Committee in respect of any decision required to be taken by it; or

                 (b) a dispute as to the existence of a material breach of the Agreement by a Partner, or the means of remedying that default, for the purposes of clause 13.2(a),

                 the parties will exhaust the mechanisms for resolving such issues as provided by this clause 15, prior to taking any steps to terminate this Agreement or to exercise any rights against the other Partner in any Court.

15.2 Upon either of the occurrences referred to in clause 15.1, the Partners shall adopt the following procedure:

                 (a) the Management Committee shall meet and dedicate their time and efforts to negotiate in good faith to attempt to resolve the matter in dispute;

                 (b) if the Management Committee is unable through its discussions to reach an acceptable resolution of the matter in dispute within 15 days of the dispute arising, the Representatives of each Partner shall prepare within a further 3 business days:

                                  (i)             a written statement of no
                                                  longer than 5 pages
                                                  summarising their
                                                  understanding of the matter
                                                  in dispute;

                                  (ii)            a written statement of no
                                                  longer than 5 pages
                                                  summarising their proposal
                                                  for resolution of the matter
                                                  in dispute,

                                  these statements shall then be submitted to a single senior executive nominated by Pyramid Technology Corporation and a single senior executive nominated by FAL who will be vested with authority by each party to meet to discuss and to agree upon terms to resolve the dispute, and who shall meet together at a place and time to be agreed between them, but within 21 days of referral of the dispute to them, to attempt to resolve the dispute.

                 (c) failing the resolution of the dispute in accordance with sub-clause (b), the parties must endeavour to settle the dispute by mediation administered by the Australian Commercial Disputes Centre ("ACDC") in accordance with its guidelines, subject only to any modifications or elections agreed between the Partners.

16.              ARBITRATION

                 The parties agree that in the event of an arbitrator being required to resolve any matter referred to in clauses 13.3, 13.4, 14.5, 14.6 or 14.7, the following provisions shall apply:

                 (a) an independent chartered accountant of at least 10 years standing but who has not previously acted for either Partner or any related corporation of a Partner, shall be appointed by agreement of the parties, or failing agreement within 7 days shall be appointed by the President for the time being of the Institute of Chartered Accountants within 7 days after request being made;

                 (b)              the arbitration shall take place in Sydney;

                 (c) the parties agree to request the appointed arbitrator to make his determination as soon as is practicable;

                 (d) the parties will use their best endeavours to do everything necessary to assist the appointed arbitrator to make his or her determination;

                 (e) a decision of the appointed arbitrator shall be final and binding upon the Partners; and

                 (f) the cost of arbitration shall be borne equally between the parties provided that in the case of arbitration in relation to the matters referred to in clause 13.4, the Recipient (as defined in that clause) will bear the costs of such arbitration if the Recipient is unable to demonstrate to the reasonable satisfaction of the arbitrator that the Issuer (as defined in that clause) exercised its right to issue a notice of termination substantially for the purpose of damaging the interests of the Recipient or any of its related bodies corporate.

17.              INDEMNITIES

17.1 It is acknowledged and agreed by the Partners that, subject to clause 17.2, all costs, liabilities and expenses incurred in relation to the Partnership are to be borne by them in proportion to their respective Shares at the time the same are incurred, and accordingly each Partner hereby covenants with the other Partner to indemnify and keep indemnified such other Partner against all such costs, liabilities and expenses to the extent that the same are incurred otherwise than in the said proportion.

17.2 A Partner will not be obliged to indemnify the other Partner in respect of any cost, liability or expense incurred by such other Partner as a result of such other's negligence or wilful act or omission or any material breach or default of such other under this Agreement.

18.              CONFIDENTIALITY

18.1             The Partners agree that:

                 (a) the Management is authorised to make routine public announcements regarding the Partnership from time to time to the extent that such announcements are required, in the ordinary course of business, to implement and carry out the Partnership Objectives; and

                 (b) other public announcements may be made by the Partnership from time to time on the basis of texts mutually agreed by the Partners.

18.2 All information obtained by each Partner under this Agreement, or during the negotiations preceding it, is confidential and may not be disclosed by the Partner to any person except:

                 (a) to those employees, legal advisors, auditors and other consultants of the Partner or a Related Body Corporate of the Partner requiring the information for the purpose of this Agreement PROVIDED THAT before disclosure of the information such persons (other than legal advisors or auditors) agree to be bound to and abide by the confidentiality provisions as set out in this clause;

                 (b) if the information is, at the date of this Agreement is entered into, lawfully in the possession of the recipient of the information through sources other than the party who supplied the information;

                 (c)              if required by law or a stock exchange;

                 (d) if strictly and necessarily required in connection with legal Proceedings relating to this Agreement or the Management Agreement;

                 (e) if the information is generally and publicly available other than as a result of breach of confidence by the person receiving the information;

                 (f) to any financiers or prospective financier (or any adviser thereto) of a Partner provided such financier or prospective financier will have agreed previously with the relevant Partner to keep the information confidential;

                 (g) to any purchaser or potential purchaser of a whole or any part of a Share of a Partner provided such purchaser or potential purchaser or selling agent will have agreed previously with the relevant Partner to keep the said information confidential; or

18.3 A Partner requiring or wishing to disclose information in accordance with clause 15.1(c) will notify the other Partner of the proposed disclosure as far in advance as is reasonably possible.

19.              FORCE MAJEURE

19.1 Subject to clause 19.3, where a party is unable, wholly or in part, by reason of force majeure to carry out any of its obligations under this Agreement and that party:

                 (a) gives the other party prompt notice of that force majeure with reasonably full particulars thereof and, insofar as is known, the probable extent to which it will be unable to perform or be delayed in performing the obligation; and

                 (b) uses all possible diligence to remove that force majeure as quickly as possible;

                 that obligation is suspended so far as it is effective by force majeure during the continuance thereof.

19.2 If after a period of one (1) month the force majeure has not ceased, the parties will meet in good faith to discuss the situation and endeavour to achieve a mutually satisfactory resolution to the problem.

19.3             An obligation to pay money is never excused by force majeure.

19.4 The requirement that any force majeure is to be removed with all possible diligence will not require the settlement of strikes, lock-outs or other labour disputes or claims or demands by any government on terms contrary to the wishes of the party affected.

19.5 In this agreement "force majeure' means any act of God, strike, lock-out or other interference with work, war declared or undeclared, black-outs, disturbance, lightning, fire, earthquake, storm, flood, explosion, government or quasi-governmental restraint, expropriation, prohibition, intervention, direction or embargo, unavailability or delay in availability of equipment or transport, inability or delay in obtaining governmental or quasi-government approvals, consents, permits, licences, authorities or allocations, or any other cause whether of the kind specifically enumerated above or not which is not reasonably within the control of the party affected.

20.              ASSIGNMENT AND ENCUMBRANCES

20.1 A Partner will not, without the prior written consent of the other Partner, sell, assign, transfer, mortgage, pledge, charge, encumber or otherwise dispose of or create or suffer to exist a lien, charge or encumbrance over or trust in respect of the whole or any fractional part of its Share, whether by act or deed or by merger or consolidation or reconstruction or by operation of the law.

21.              GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

21.1 This agreement and the transactions contemplated by this agreement are governed by the law in force in the State of New South Wales, Australia.

21.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New South Wales and courts of appeal from them for determining any dispute concerning this agreement or the transactions contemplated by this agreement. Each party waives any right it has to object to any action being brought in those courts including, but not limited to, claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

21.3 Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 22.

22.              NOTICES

22.1 A notice, approval, content or other communication in connection with this agreement:

                 (a)              must be in writing; and

                 (b) must be left at the address of the addressee, or sent by pre-paid ordinary post (air mail if posted or or from a place outside Australia) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

                                  The address and facsimile number of each party is:

                                  PTA:

                                  Attention:  Mr David Hall
                                  Address:    173 Pacific Highway
                                              NORTH SYDNEY NSW 2060

                                  Facsimile:  02 925 2091

                                  PTC:

                                  Attention:  Mr Richard Lussier
                                  Address:    3860 North First Street
                                              SAN JOSE CA 95134-1702

                                  Facsimile:  408 428 7330

                                  FPL:

                                  Attention:  Mr Nori Karasuda
                                  Address:    475 Pacific Highway
                                              CHATSWOOD NSW 2067

                                  Facsimile:  02 413 2871

                                  FAL:

                                  Attention:  Mr Nori Karasuda
                                  Address:    475 Pacific Highway
                                              CHATSWOOD NSW 2067

                                  Facsimile:  02 413 2871

22.2 A notice, approval, consent or other communication takes effect from the time it is received.

22.3             A letter or facsimile is taken to be received:

                 (a) in the case of a posted letter, on the third (seventh if posted to or from a place outside Australia) day after posting; and

                 (b) in the case of a facsimile, on production of a transmission report by the machine by which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

23.              GUARANTEE AND INDEMNITY

23.1 PTC and FAL each agree to be bound by the obligations imposed upon the "Guarantor" in clauses 23.2 to 23.16 and to otherwise comply with, and be bound by, the procedures and provisions contained in those clauses. In the case of the obligations assumed by PTC as "Guarantor" in clauses 23.2 to 23.16, PTC agrees that the "Beneficiary" shall mean FPL and the "Subsidiary" shall mean PTA. In the case of the obligations assumed by FAL as "Guarantor" in clauses 23.2 to 23.16, FAL agrees that "Beneficiary" shall mean PTA and "Subsidiary" shall mean FPL.

23.2 The Guarantor agrees that it has entered into this Agreement for valuable consideration including, without limitation, the Beneficiary, at the request of the Guarantor, entering into this Agreement.

23.3 The Guarantor unconditionally and irrevocably guarantees to the Beneficiary the due and punctual performance and observance by the Subsidiary of all the obligations of the Subsidiary under this Agreement, including without limitation the payment by the Subsidiary of all monies which may become payable by the Subsidiary under this Agreement (the "Guaranteed Obligations").

23.4 If the Subsidiary defaults in the due and punctual performance, payment or satisfaction of the Guaranteed obligations, the Guarantor must perform, pay or satisfy the Guaranteed Obligations immediately upon demand. The Beneficiary may make such a demand on the Guarantor from time to time and whether or not demand has been made on the Subsidiary.

23.5 The Guarantor unconditionally and irrevocably indemnifies the Beneficiary from and against all actions, suits, claims, demands, obligations, liabilities, losses, damages, arising directly or indirectly from, and any costs, charges and expenses incurred by the Beneficiary if, the whole or any part of the Guaranteed Obligations:

                 (a) are irrecoverable or have never been recoverable by the Beneficiary from the Subsidiary or from the Guarantor as surety; or

                 (b) cannot be enforced against the Subsidiary or against the Guarantor as surety; or

                 (c)      are not paid to the Beneficiary for any other reason

                 in any case for any reason including, without limitation, by reason of:

                 (d) any legal limitation, disability, incapacity, lack of power or lack of authority of or affecting any person;

                 (e) any of the transactions relating to the Guaranteed Obligations being void, voidable or unenforceable (whether or not any of the relevant matters or facts have been or ought to have been within the knowledge of the Beneficiary); or

                 (f)      any other fact, matter or thing.

23.6             The Guarantor agrees that the indemnity contained in clause
                 23.5 is a separate and distinct obligation and will not be restrictively interpreted by reason of the guarantee set out in clause 23.3. The Guarantor agrees that its liability under clause 23.3 is that of principal debtor.

23.7 The guarantee and indemnity provided by the Guarantor is a continuing guarantee and indemnity and will remain in full force and effect until the whole of the Guaranteed Obligations have been satisfied or paid in full.

23.8 All moneys payable by the Guarantor under this clause 23 must be paid in full without set-off or counterclaim and free and clear of any present or future taxes, deduction or withholding of any kind.

23.9 The Guarantor's obligations as guarantor and indemnifier under this clause 23 are absolute and unconditional and will not be prejudiced, released, discharged or otherwise affected by any one or more of the following (whether occurring with or without the consent of or notice to any person):

                 (a) any release, failure or agreement not to sue, discharge, relinquishment, waiver, replacement, amendment, variation, increase, decrease or compounding of the obligations of the Subsidiary under this Agreement (or any other agreement);

                 (b) any delay, laches, acquiescence, mistake, act or omission on the part of the Beneficiary or any other person;

                 (c) any non-compliance by the Beneficiary or any other person with the provisions of any law or any non-compliance by the Beneficiary or any other person with any provisions of any agreement with the Subsidiary or the Guarantor relating to any Guaranteed Obligations or any omission or negligence by the Beneficiary or any other person in relation to the Subsidiary or the Guarantor;

                 (d) any law or judgment staying or suspending all or any of the rights of the Beneficiary against the Subsidiary, the Guarantor, or any other person (by operation of law or otherwise);

                 (e) the death or incapacity of or any change in the legal capacity of the Subsidiary, the Guarantor or any other person;

                 (f) the insolvency, bankruptcy, winding up, receivership, appointment of an administrator or controller, reconstruction, reorganisation or amalgamation of the Subsidiary, the Guarantor or any other person;

                 (g) the Subsidiary, the Guarantor or any other person entering into any scheme of arrangement, composition, assignment for the benefit of, or other arrangement with, creditors or the receipt by the Beneficiary of any moneys under any such scheme, composition, assignment or other arrangement thereunder or any reduction of capital in or voluntary administration of the Subsidiary, the Guarantor or any other person;

                 (h) any setting aside or avoidance of any payment by the Subsidiary or the Guarantor for any reason;

                 (i) any other fact, matter, circumstance or thing which, but for this provision, might operate to prejudice, release, discharge or otherwise affect the Guarantor's obligations under this Agreement.

23.10 The Beneficiary will not be required to proceed against the Subsidiary or exhaust any remedies it may have against the Subsidiary, but will be entitled to demand and receive payment from the Guarantor when any payment is due under this instrument.

23.11 The Guarantor agrees that it has not executed this Agreement as a result of, by reason of, or in reliance upon, any representation or information of any kind made or given by or on behalf of the Beneficiary.

23.12 The Guarantor waives in favour of the Beneficiary all rights (whether at law or otherwise) against the Beneficiary, the Subsidiary and any other person and any property so far as necessary to give effect to this clause 23.

23.13 The Guarantor must not, whether or not the Guaranteed Obligations have been performed or paid or satisfied in full, call on the Beneficiary to sue or take proceedings against the Subsidiary or raise a defence, set-off or counterclaim of itself or of the Subsidiary in reduction of its liability under this clause 23.

23.14 Unless and until the whole of the Guaranteed Obligations have been performed or paid or satisfied in full, the Guarantor must not make any claim for any sum paid under this clause 23 or enforce any rights which it may have (whether by way of defence, indemnity, set-off, counterclaim, contribution, subrogation or otherwise) against the Subsidiary or its property.

23.15 Unless and until the whole of the Guaranteed Obligations have been performed or paid or satisfied in full, upon the winding up, bankruptcy, receivership or appointment of an administrator or controller of the Subsidiary (or any other person) or upon the Subsidiary (or such other person) entering into any scheme of arrangement, composition, assignment or arrangement with its creditors or members:

                 (a) the Guarantor must not prove or claim in competition to the Beneficiary so as to diminish any distribution, dividend or payment which, but for such proof or claim, the Beneficiary would be entitled to receive under that claim and the Guarantor must not claim or receive the benefit of any distribution, dividend or payment arising out of or relating to it; and

                 (b) the Beneficiary may prove or claim for payment or satisfaction of the Guaranteed Obligations and payments received by the Beneficiary from the Guarantor under this clause 23 will not affect the Beneficiary's right to prove or claim for the full amount of the Guaranteed Obligations.

23.16 Upon the winding up, bankruptcy, receivership or appointment of an administrator or controller of the Subsidiary (or any other person) or upon the Subsidiary (or such other person) entering into any scheme of arrangement, composition, assignment or arrangement with its creditors or members, the Guarantor authorises the Beneficiary (without being obliged to do so) to do any or all of the following:

                 (a) prove, in the name of the Guarantor, for all moneys for which the Subsidiary is liable to the Guarantor, including any moneys which the Guarantor has paid under this clause 23;

                 (b) retain and carry to a separate account and appropriate at the Beneficiary's discretion any distribution, dividend or payment received until the Guaranteed Obligations have been paid or satisfied in full;

                 (c) do anything and exercise all rights which the Guarantor could lawfully do or exercise in such proceedings and the Guarantor appoints the Beneficiary to be its attorney for the purposes set out above.

24.              MISCELLANEOUS

24.1             Waiver and Variation

                 A provision of or a right created under this agreement may not be:

                 (a) waived except in writing signed by the party granting the waiver; or

                 (b)      varied except in writing signed by the parties.





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
24.2             Survival of Indemnities

                 Each indemnity in this agreement is a continuing obligation, separate and independent from other obligations of the parties and survives termination of this agreement.

24.3             Enforcement of Indemnities

                 It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity conferred by this agreement.

24.4             Further Assurances

                 Each party agrees, at its own expense, on the request of the other parties, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it, including, but not limited to, the execution of documents.

24.5             Severability

                 If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity and enforceability of that provision in any other jurisdiction is not affected.
                 This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

24.6             Stamp Duty

                 Each Party must bear, and is solely responsible for, all stamp duty which that Party is liable to pay in relation to the establishment of the Partnership.

EXECUTED as an agreement.

SIGNED by PYRAMID TECHNOLOGY   )
CORPORATION PTY LIMITED        )
by                             )
its duly  authorised           )
representative in the          )
presence of:                   ) ------------------------------------
                                 Signature of duly authorised
                                 representative

- - ----------------------------
Signature of Witness

- - ----------------------------
Name of  Witness


SIGNED by PYRAMID TECHNOLOGY   )
CORPORATION                    )
by                             )
its duly  authorised           )
representative in the          )
presence of:                   ) ------------------------------------
                                 Signature of duly authorised
                                 representative

- - ----------------------------
Signature of Witness

- - ----------------------------
Name of Witness


SIGNED by FUJITSU DATA CENTRE  )
SYSTEMS PTY  LIMITED           )
by                             )
its duly  authorised           )
representative in the          )
presence of:                   ) ------------------------------------
                                 Signature of duly authorised
                                 representative

- - ----------------------------
Signature of Witness

         T.A. RYAN
- - ----------------------------
Name of  Witness

SIGNED by FUJITSU AUSTRALIA  )
LIMITED                      )
by                           )
its duly authorised          )
representative in the        )
presence of:                 ) -----------------------------------------
                               Signature of duly authorised
                               representative

- - -------------------------
Signature of Witness

       T.A. RYAN
- - -------------------------
Name of Witness